Exhibit 15

R&B Falcon Corporation


     We are aware that R&B Falcon Corporation has incorporated by reference in its Registration Statement No. 333-43475 its Form 10-Q for the quarter ended March 31, 1998, which includes our report dated April 28, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.




/s/Arthur Andersen LLP

Houston, Texas
May 15, 1998